Exhibit 10.2

EXECUTION VERSION

EXCHANGE AGREEMENT

by and among

FAIRHOLME CAPITAL MANAGEMENT, L.L.C. and

SERITAGE GROWTH PROPERTIES

June 30, 2015

i

ii

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT is dated as of June 30, 2015 (this “Agreement”), by and among Seritage Growth Properties, a Maryland real estate investment trust (the “Company”) and Fairholme Capital Management L.L.C. (“Fairholme”), acting on its own behalf and on behalf of its advisory clients from time to time, other than clients that are series of Fairholme Funds, Inc. (Fairholme’s advisory clients from time to time, except clients that are series of Fairholme Funds, Inc., are collectively referred to as the “Class C Acquirors”.)

WHEREAS, Sears Holdings Corporation (“SHC”) has announced its intent to undertake a separation transaction whereby it will cause its Subsidiaries to sell to the Company certain properties, joint venture interests and one or more of its Subsidiaries owning certain properties and lease such properties back from the Company and/or such Subsidiaries, and, in connection therewith, the Company, through a pro rata distribution (the “Distribution”) by SHC to holders of shares of its common stock, par value $0.01 per share of rights (the “Rights”) to purchase from the Company Class A common shares of beneficial interest, par value $0.01 per share, of the Company (the “Class A Shares”) (the “Rights Offering”).

WHEREAS, the Company will become a new publicly traded real estate investment trust under the Internal Revenue Code of 1986, as amended.

WHEREAS, in connection with the proposed separation transaction, the Company has agreed to grant the Class C Acquirors the right to exchange any and all Rights held by such Class C Acquirors as of immediately prior to the closing of the Rights Offering (the “Rights Offering Closing”), whether received in the Distribution or otherwise acquired (such Rights, the “Exchange Rights”), together with cash as provided herein, not for Class A Shares but rather for Class C common shares of beneficial interest, par value $0.01 per share, of the Company (the “Class C Shares”) and Fairholme has agreed to cause the Class C Acquirors not to exercise their Rights to acquire Class A Shares and to be subject to certain limitations of their rights as holders of Class C Shares, in each case, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that for, purposes of this Agreement, (x) each series of Fairholme Funds, Inc. shall be deemed not to be an Affiliate of Fairholme or any Class C Acquiror and (y) each of the Class C Acquirors and each of their respective Affiliates shall be deemed not to be an Affiliate of the Company, the Operating Partnership or SHC, and vice versa.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are required or authorized to remain closed.

“Change of Control” means (i) any transaction involving (x) a sale of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions or (y) the consolidation, merger, amalgamation, reorganization of the Company or a similar transaction in which the Company is combined with another Person, unless common shares of beneficial interest held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration common shares listed on a recognized U.S. national securities exchange and the Persons who Beneficially Own the outstanding Class A Shares and Class C Shares of the Company and Operating Partnership units of the Operating Partnership (other than the Company) immediately before consummation of the transaction Beneficially Own more than 50% (by voting power or economic interest) of the outstanding equity interests of the combined or surviving entity or new parent on a consolidated basis immediately thereafter or (ii) Edward S. Lampert ceases to Beneficially Own a majority of the issued and outstanding Operating Partnership units that are not held by the Company (or in the case of a transaction contemplated by clause (i) of this definition, a plurality of the outstanding equity interests of the combined or surviving entity or new parent on a consolidated basis immediately thereafter).

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Law” means applicable statutes, common law, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Operating Partnership” means Seritage Growth Properties, L.P.

“Purchase Price” means the amount in cash in U.S. dollars equal to the product obtained by multiplying (a) the aggregate number of Class A Shares for which an Exchange Right would be exercisable pursuant to its terms by (b) the subscription price per Class A Share, as set forth in the Registration Statement, as amended through the date of this Agreement and as it may be further amended from time to time, of the Company.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

“Registration Statement” means the Registration Statement on Form S-11 (File No. 333-203163) filed by the Company.

“Regular-Way Settlement” means, at any time, the current practice in the United States for settlement of sales of publicly-traded equity securities. For the avoidance of doubt, Fairholme and the Company each acknowledge that, as of the date hereof, Regular Way Settlement means settlement three Business Days after the execution of a sale of publicly-traded equity securities.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

Index of Defined Terms

Page

Affiliate	1
Agreement	1
Beneficial Ownership	8
Business Day	1
Change of Control	2
Class A Shares	1
Class C Acquirors	1
Class C Conversions	9
Class C Exchange Election	4
Class C Shares	1
Class C Transfer	5
Closing	4
Company	1
Distribution	1
Enforceability Exceptions	4
Exchange	4
Exchange Act	8
Exchange Rights	1
Exchange Share	4
Fairholme	1
Governmental Authority	2

Page

Indemnified Person	10
Law	2
Losses	10
Person	2
Proceeding	2
Purchase Price	2
Registration Statement	3
Regular-Way Settlement	3
Representation Letter	9
Rights	1
Rights Offering	1
Rights Offering Closing	1
Securities Act	3
Sell	8
SHC	1
Subject Securities	8
Subject Transaction	8
Subsidiary	3
Tax Advisor	9
Transactions	4

2. Exchange.

2.1. Exchange. Subject to and upon the terms and conditions set forth in this Agreement, the Company and Fairholme hereby agree that each Class C Acquiror may elect (a

“Class C Exchange Election”) prior to the Rights Offering Closing to tender some or all of the Exchange Rights held by such Class C Acquiror together with the Purchase Price applicable to such Exchange Right, in exchange for the issuance and sale to such Class C Acquiror of one Class C Share (an “Exchange Share”) per Class A Share for which such Exchange Rights are otherwise exercisable pursuant to their terms (collectively, the “Exchange”). Fairholme agrees that to the extent that any Class C Acquiror elects to participate in the Rights Offering, Fairholme shall cause such Class C Acquiror to do so pursuant to the Exchange and not to exercise any Rights for Class A Shares. In addition, each Class C Acquiror shall have the right to exercise its over-subscription privilege (as described in the Company’s Registration Statement on Form S-11) relating to its Exchange Rights to the same extent as it would have if it were to exercise such Exchange Rights for Class A Shares, except that in lieu of Class A Shares, such Class C Acquiror shall receive additional Exchange Shares for each Class A Share that would have been issuable pursuant to the exercise of such over-subscription privilege.

2.2. Exchange Closing. If any Class C Acquiror makes a Class C Exchange Election, the closing of the Exchange (the “Closing”) shall occur immediately prior to the Rights Offering Closing. At the Closing, (a) Fairholme shall cause each Class C Acquiror participating in the Exchange to (i) deliver to the Company all of the Exchange Rights that it is tendering for Exchange, free and clear of all liens, together with any necessary or appropriate instruments of transfer relating thereto, and (ii) pay, or cause to be paid, to the Company or its designee the Purchase Price applicable to each such Exchange Right, and (b) the Company shall issue to such Class C Acquirors free and clear of all liens, and deliver to the Class C Acquirors certificates or book-entry notations evidencing the Exchange Shares.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Fairholme, as of the date hereof and as of the Closing, as follows:

3.1. Existence and Power. The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland.

3.2. Capitalization. The authorized shares of beneficial interest of the Company immediately prior to the Closing will consist of 100,000,000 Class A Shares, 5,000,000 Class B common shares of beneficial interest, par value $0.01 per share, 50,000,000 Class C Shares, and 10,000,000 preferred shares of beneficial interest. As of the date of this Agreement, 100 common shares of beneficial interest of the Company are issued and outstanding.

3.3. Authorization of the Transactions. The execution, delivery and performance of the transactions contemplated by this this Agreement (the “Transactions”) have been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

3.4. Valid Issuance of Exchange Shares. The Exchange Shares have been duly authorized by all necessary trust action of the Company. When issued and sold against receipt of the consideration therefor, the Exchange Shares will be validly issued, fully paid and nonassessable.

3.5. Non-Contravention; No Consents. The execution, delivery and performance of this Agreement, and the consummation by the Company of the Transactions, does not or will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of the Company, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon the Company or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Assuming the accuracy of the representations of Fairholme set forth herein, other than as have been obtained prior to the date of this Agreement, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions.

3.6. Conversion of Class C Shares. Upon any transfer of Class C Shares by a Class C Acquiror to any Person other than to an Affiliate of such Class C Acquiror (a “Class C Transfer”), each such Class C Share shall automatically convert into one Class A Share.

3.7. Registration. The Company has filed the Registration Statement relating to the Class A Shares and the Class C Shares with the Securities and Exchange Commission. Prior to the Closing, the Registration Statement will have become effective, no stop order suspending the effectiveness of the Registration Statement will be in effect and no proceedings for such purposes will be pending before or threatened by the Securities and Exchange Commission.

4. Representations and Warranties of Fairholme. Fairholme hereby represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

4.1. Organization; Ownership. Fairholme is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.

4.2. Authorization of the Transactions. Entry into this Agreement has been duly authorized by all necessary corporate or equivalent action on the part of Fairholme, and this Agreement is a valid and binding obligation of Fairholme, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

4.3. Non-Contravention; No Consents. The execution, delivery and performance of this Agreement by Fairholme, and the consummation by the Class C Acquirors of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of

Fairholme or, to the actual knowledge of Fairholme, any other Class C Acquiror, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon Fairholme or, to the actual knowledge of Fairholme, any other Class C Acquiror or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to Fairholme or, to the actual knowledge of Fairholme, any other Class C Acquiror, other than in the cases of clauses (ii) and (iii) as would not reasonably be expected to adversely affect or delay the consummation of the Transactions. Assuming the accuracy of the representations of the Company set forth herein, other than as have been obtained prior to the date of this Agreement, (x) no material consent, approval, order or authorization of any Governmental Authority is required on the part of Fairholme or, to the actual knowledge of Fairholme, any other Class C Acquiror in connection with the execution, delivery and performance by and the consummation by, the Class C Acquirors of the Transactions and (y) no material registration, declaration or filing with any Governmental Authority is required on the part of Fairholme or, to the actual knowledge of Fairholme, any other Class C Acquiror in connection with the execution, delivery and performance by and the consummation by, the Class C Acquirors of the Transactions, other than such registrations, declarations or filings, the failure of which to make would not reasonably be expected to adversely affect or delay the consummation of the Transactions.

4.4. Rights. As of the Closing, each Class C Acquiror owns and has valid title to each of the Exchange Rights being Exchanged by such Class C Acquirer, free and clear of any and all liens. As of the Closing, other than this Agreement, to Fairholme’s knowledge, no Class C Acquiror is party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of the Exchange Rights being Exchanged by such Class C Acquirer or to any voting trust, proxy or other agreement or understanding with respect to the voting of the Exchange Rights being Exchanged by such Class C Acquirer.

4.5. Brokers and Finders. Fairholme and its officers, directors, employees or agents have not utilized any broker, finder, placement agent or financial advisor or incurred any liability for any brokers’, finders’ or similar fees or commissions in connection with any of the Transactions which are or may become payable by the Company or any of its Subsidiaries.

4.6. No Additional Representations.

(a) Fairholme acknowledges that neither the Company nor any other person makes any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.

(b) Fairholme has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in Section 3 by the Company in accordance with the terms hereof, in entering into this Agreement, Fairholme has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and Fairholme acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries or any of their respective affiliates, shareholders, controlling persons or representatives that are not expressly set forth or incorporated by reference in Section 3 or the Registration Statement, as amended through the date of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Fairholme acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and the statements made or incorporated by reference in the Registration Statement, as amended through the date of this Agreement, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and Fairholme is not relying on any representation or warranty except for those expressly set forth in this Agreement and (ii) no person has been authorized by the Company to make any representation or warranty relating to it or its businesses or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Fairholme as having been authorized by the Company.

5. Covenants.

5.1. Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions.

5.2. Standstill.

(a) After Closing and until the occurrence of a Change of Control, Fairholme covenants to and agrees with the Company that, without the Company’s prior written consent, it will not cause or permit any Class C Acquiror to, directly or indirectly:

(i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, Beneficial Ownership of any Class A Shares; or

(ii) make any public announcement with respect to, or submit to the Company or any of its trustees, officers, representatives, employees, attorneys, advisors, agents or Affiliates, any proposal for or recommendation in support of the acquisition of any shares of beneficial interest of the Company entitled to vote in the election of trustees (other than Class B Shares) or any other matter upon which the holders of such shares of beneficial interest are entitled to vote or with respect to any merger, consolidation, business combination, restructuring, recapitalization or purchase of any substantial portion of the assets of the Company or of any of its Subsidiaries, and whether or not such proposal or recommendation might require the making of a public announcement by the Company unless the Company shall have made a prior written request to Fairholme to submit such a proposal or recommendation (provided that the foregoing shall not prohibit Fairholme from submitting a proposal to the Chief Executive Officer or Chief Financial Officer of the Company on a confidential basis so long as such proposal would not require the making of any public announcement or public reporting by the Company or any public reporting by Fairholme or any Class C Acquiror or any of their respective Affiliates)

(iii) seek or propose to influence, advise, change or control the management, board of trustees, governing instruments or policies or affairs of the Company by way of any public communication, or make any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)) to vote any shares of beneficial interest of the Company entitled to vote in election of trustees of the Company or any other matter upon which the holders of Class A Shares are entitled to vote or become a “participant” in any “election contest” (as such terms are defined and used in Rule 14a-11 under the Exchange Act) with respect thereto; provided, however, that nothing in this clause (iii) shall prevent Fairholme, the Class C Acquirors or their respective Affiliates from voting in any manner any Class A Shares over which it has Beneficial Ownership; or

(iv) make a request to amend or waive any provision of this Section 5.2(a).

(b) A Person shall be deemed to have “Beneficial Ownership” of, or to “Beneficially Own,” any securities in respect of which such Person or any of such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided that for purposes of Section 5.2(a)(i), Class C Acquirors shall be deemed not to have Beneficial Ownership of (x) the Class A Shares into which Exchange Rights are exercisable pursuant to their terms and (y) Class A Shares acquired or to be acquired for the purpose of conversion into Class C Shares pursuant to Section 5.6.

5.3. Restrictions on Transfer. Until the occurrence of a Change of Control, Fairholme agrees that it will cause each Class C Acquiror not to sell, transfer, assign or similarly dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or similar disposition of (collectively, “Sell” and “Sale” shall have a correlative meaning), any Class C Shares or other shares of beneficial interest of the Company held by such Class C Acquiror (collectively, the “Subject Securities”) (any such transaction, a “Subject Transaction”), if, after giving effect to such Subject Transaction, the acquiring Person to the actual knowledge of Fairholme, after due inquiry, would individually, together with its Affiliates or as a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), Beneficially Own five percent (5%) or more of the issued and outstanding Class A Shares; provided that each Class C Acquiror may Sell Class C Shares or other shares of beneficial interest of the Company held by such Class C Acquiror (a) to the Company, (b) to an Affiliate that agrees in writing to be bound by the terms and provisions of this Agreement to the same extent as such Class C Acquiror, (c) in the public market (other than a Sale made with the knowledge that such Sale would otherwise be prohibited by this Section 5.3), (d) to Edward S. Lampert and his Affiliates, (e) in connection with any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan or (f) to any Person if such Class C Acquiror has received the Company’s prior written consent to such Sale.

5.4. Class A Share to Class C Share Exchange. Subject to the availability of an applicable exemption or exception from the registration requirements of the Securities Act, Fairholme may request, on behalf of its new or existing advisory clients (other than clients that are series of Fairholme Funds, Inc.) that have acquired or are acquiring Class A Shares, that the Company exchange some or all Class A Shares held by such investors for an equal number of Class C Shares; provided, that, the Company shall have no obligation to complete any such exchange if (a) it would be required under applicable law to disclose material non-public information concerning the Company that at the time is not, in the good faith judgment of the Board of Trustees of the Company, in the best interests of the Company to disclose and is not otherwise required to be disclosed or (b) the number of Class C Shares outstanding following such exchange would exceed the greater of (x) the number of Class C Shares outstanding immediately following the Closing (as adjusted for any share split, share dividend, recapitalization, exchange or similar event) and (y) 37.7% of the aggregate amount of then-outstanding Class A Shares and Class C Shares.

5.5. Tax Matters. Fairholme shall deliver to Wachtell, Lipton, Rosen & Katz (the “Tax Advisor”) and, if reasonably requested by the Company, shall cause Class C Acquirors to deliver to the Tax Advisor (a) a certificate signed by an authorized representative of Fairholme, and dated as of the date hereof, with the representations set forth in Exhibit A (the “Representation Letter”), with such additions or modifications as may be mutually agreed to by Fairholme and the Tax Advisor after the date hereof, and (b) a certificate signed by an authorized representative of Fairholme to the effect that the Representation Letter remains true, accurate, and correct in all respects as of the date of the Closing.

5.6. Class C Conversions.

(a) The Company agrees promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to facilitate Regular-Way Settlement of transfers of Class A Shares from time to time (where such transfers are to be settled by the delivery of newly converted Class A Shares converted from Class C Shares following the agreement by a Class C Acquiror to sell Class A Shares) (such transfers, “Class C Conversions”). Without limiting the foregoing, the Company agrees prior to the Closing (i) to direct its transfer agent to effect timely issuance of Class A Shares to Class C Acquirors in time for such Class C Acquirors to effect Regular-Way Settlement of Class C Conversions, subject to the transfer agent having been provided with notice from the depositary of such Class C Shares of the conversion of such Class C Shares in the form as may be agreed from time to time among the transfer agent and the depositary) prior to the consummation of the Class C Conversion being effected and (ii) to direct the depositary for the Class C Shares to establish a mechanism with the transfer agent for the conversion of Class C Shares to, and issuance of, Class A Shares upon, and promptly following, the receipt by the depositary of a conversion notice with respect to such Class C Shares in electronic form (or such other form as may be customarily used from time to time by the depositary to effect conversions and issuances within the applicable Regular-Way Settlement timeframe) from the applicable Class C Acquiror. Fairholme agrees (x) to take such actions, or deliver such information, as may be reasonably requested by the Company from time to time to facilitate the Company’s obligations under this Section 5.6(a) and (y) to advise the Class C Acquirors that any Sale of Class C Shares to a Person other than another Class C Acquiror or other Fairholme Affiliate shall be effected as Sale of Class A Shares and a related Class C Conversion.

(b) If the client relationship between Fairholme and a Class C Acquiror is terminated, (i) Fairholme agrees to instruct such Class C Acquiror to effect a conversion of Class C Shares into Class A Shares and (ii) the Company agrees to promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, if any, to direct its transfer agent to promptly issue Class A Shares to such former Class C Acquiror in exchange for its Class C Shares, subject to the transfer agent having been provided by Fairholme with notice of the termination in the form attached as Exhibit B (or such other form as may be agreed from time to time among the Company, Fairholme and the transfer agent).

6. Termination.

6.1. Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement:

(a) may be terminated at any time:

(i) by mutual consent of the Company and Fairholme; or

(ii) by either the Company, on the one hand, or Fairholme, on the other hand, if any preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law prohibiting, restraining or rendering illegal the consummation of the Transactions shall be in effect and shall have become final and nonappealable;

(b) shall be terminated automatically if at any time SHC publicly announces that it has determined to cancel the Rights Offering.

6.2. Effect of Termination. In the event of any termination pursuant to Section 6.1, this Agreement shall become null and void and have no effect, with no continuing obligation or liability on the part of any party hereto, or their respective directors, trustees, officers, agents or shareholders, with respect to this Agreement; provided that nothing herein shall relieve any party of any liability for its willful breach; provided, further that the provisions of Article 7 shall survive the termination of this Agreement.

7. Indemnification.

7.1. Indemnification of Fairholme. The Company agrees to indemnify and hold harmless Fairholme and each Class C Acquiror and their respective Affiliates and each officer, director, employee, advisor, partner, member, controlling entity and agent of Fairholme and each Class C Acquiror (each, an “Indemnified Person”) from and against any and all losses, liabilities, causes of action, demands, claims, damages, judgments, reasonable costs and expenses (including reasonable fees and disbursements of counsel) (collectively, “Losses”) to which any such Indemnified Person may become subject arising out of, related to or in connection to any

Proceeding (other than Proceedings brought by an Indemnified Person against the Company, SHC or any of their respective Affiliates) relating to this Agreement, the Transactions, the Rights Offering or the Distribution, regardless of whether any Indemnified Person is a party thereto, brought by a third party or by the Company or any of its Affiliates, including, without limitation, any action alleging misconduct or other liability on account of any Indemnified Person entering into or otherwise participating in this Agreement or the Transactions. Notwithstanding the foregoing, the Company shall not be required to indemnify any Indemnified Person for any Losses to the extent that such Losses are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of such Indemnified Person or resulted from such Indemnified Person’s breach of this Agreement.

7.2. Settlement. The Company will not, without the prior written consent of each Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

7.3. Contribution. If the indemnification provided for in this Article 7 is unavailable to or insufficient to hold harmless an Indemnified Person under Section 7.1 in respect of any losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses referred to therein, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, liabilities, claims, causes of action, damages, or judgments in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Class C Acquirors on the other from this Agreement and the Transactions. The relative benefits received by the Company on the one hand and the Class C Acquirors on the other shall be deemed to be in the same proportion as to the aggregate amount of then-outstanding Class A Shares and Class C Shares bears to the amount of Class A Shares and Class C Shares held by the Class C Acquirors. If, however, the allocation provided by the immediately preceding sentences is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Class C Acquirors on the other in connection with the actions or omissions which resulted in such losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses, as well as any other relevant equitable considerations. The Company and Fairholme, on behalf of itself and each of the Class C Acquirors, agree that it would not be just and equitable if contribution pursuant to this Section 7.3 were determined by any other method of allocation which does not take account of the equitable considerations referred to above.

7.4. Indemnification Procedures. An Indemnified Person shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Company of its obligations under Section 7.1 unless and to the extent that the Company shall have been actually prejudiced by the failure of such Indemnified Person to so notify such party.

In case of any Proceeding against an Indemnified Person in respect of which indemnification has been sought hereunder by an Indemnified Person, the Company shall be entitled to assume and conduct the defense; provided, however, that unless (i) the Company shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Person or (ii) in the reasonable judgment of any Indemnified Person (based upon advice of its counsel) a conflict of interest may exist between the Indemnified Person and the Company with respect to such claims, then, in each case, the Indemnified Person may assume responsibility for conducting the defense (in which case the Company shall be liable for any reasonable legal or other expenses reasonably incurred by the Indemnified Person in connection with assuming and conducting the defense). The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent.

7.5. Limitations on Indemnification. In no event shall the Company have any liability to the Indemnified Persons for (a) (i) Losses computed on a multiple of earnings, book value or similar basis, (ii) special, speculative, indirect or consequential Loss or lost profits, or (iii) punitive damages (except in the case of clauses (i) or (ii), Losses incurred by an Indemnified Person from the award of such amounts against the Indemnified Person in a Proceeding) or (b) for any Losses in an amount greater than the aggregate Purchase Price paid by the Indemnified Persons.

8. Miscellaneous Provisions.

8.1. Survival of Representations and Warranties. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part after the Closing, shall terminate as of the Closing. Each of (a) the representations and warranties contained in Section 3 and Section 4 and (b) the provisions of Article 7 shall survive the Closing until the expiration of the applicable statute of limitations.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile, by email or sent by overnight courier as follows:

If to Fairholme, to:

Fairholme Capital Management, L.L.C.

Suite 900

4400 Biscayne Boulevard

Miami, FL 22137

Attention: Daniel E. Schmerin

Fax: (305) 358-8002

Email: notices@fairholme.net

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street

New York, NY 10004

Attention: Andrew G. Dietderich

Fax: (212) 291-9041

Email: dietdericha@sullcrom.com

If to the Company, to:

Seritage Growth Properties

c/o Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: General Counsel

Email: mfernand@seritage.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Robin Panovka

Fax: (212) 403-2000

Email: RPanovka@wlrk.com

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

8.3. Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement sets forth the entire agreement between the parties hereto with respect to the Transactions and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

8.5. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 7.5 and such parties agree not to plead or claim the same. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

8.6. Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

8.7. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, each of the Company’s, the Operating Partnership’s, Fairholme’s and the Class C Acquirors’ respective successors and assigns, and no other person.

8.8. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

8.9. Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.10. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

*        *        *         *        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SERITAGE GROWTH PROPERTIES

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	Chief Executive Officer and President

[Signature Page to Exchange Agreement]

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Bruce R. Berkowitz
	Name:	Bruce R. Berkowitz
	Title:	Managing Member

[Signature Page to Exchange Agreement]